Exhibit 99.1


                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301


                   TIFFANY INCREASES QUARTERLY DIVIDEND BY 25%
                   -------------------------------------------


New York, May 20, 2010 -The Board of Directors of Tiffany & Co. (NYSE - TIF) today declared a dividend of $0.25 per share of Common Stock, which reflects a 25% increase in the quarterly rate. This is the second announced increase in the quarterly dividend payment policy since the start of the calendar year and increases the quarterly dividend from $0.20 per share (or $0.80 annually) to a new rate of $0.25 per share (or $1.00 per share annually).

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company's Annual Meeting of Stockholders and said, "Following an 18% increase in the quarterly dividend rate earlier this year, this action again demonstrates the Board's recognition of our strong balance sheet liquidity and their confidence in Tiffany's long-term earnings growth potential."

The dividend declared today will be paid on July 12, 2010 to stockholders of record on June 21, 2010. Future dividends are subject to declaration by the directors.

Company Description
-------------------
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.


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